Exhibit 99.1

NEWS RELEASE CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099 Jack Lascar / Karen Roan Dennard • Lascar Associates (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports 2014 First Quarter Results

PLANO, TEXAS — APRIL 28, 2014 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for its first quarter ended March 31, 2014.  Revenues in the first quarter of 2014 were $48.8 million compared to $63.2 million for the first quarter of 2013.  Net income for the first quarter was $4.3 million, or $0.19 per share, compared to $6.4 million, or $0.29 per diluted share, for the first quarter of 2013.  Included in first quarter 2014 results is a reserve expense of approximately $670,000, or $0.02 per diluted share, associated with site clean-up costs related to the ending of the Canadian winter season, the bulk of which will occur during the second quarter.  TGC recorded a reserve expense for the same purpose of approximately $1.3 million in the first quarter of 2013.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “The first quarter unfolded as we had anticipated, led by the Canadian winter season.  Our improvement in both revenues and margins compared to the fourth quarter of 2013 was due to our strong performance in Canada, in spite of the rather slow start to the winter season and relatively weak data acquisition activity in that market.  As you may recall, our fourth quarter 2013 results were negatively impacted by external factors in Canada, in particular harsh weather and government permitting issues.

“We operated six crews in Canada for most of the 2014 first quarter, tapering down to four crews by the end of March as the Canadian Spring break-up began.  By the middle of April, we had shut down two additional crews as this year’s winter season followed its typical pattern.  We expect this year’s Canadian winter season to be essentially over by the end of this month.

“Conditions in the U.S. land seismic market continued to be challenging in the first quarter of 2014, and we operated four crews in the quarter compared to nine crews in the first quarter of last year.  As we have previously stated, the U.S. land seismic market continues to be impacted by the fact that oil and gas companies have been emphasizing more development and production rather than exploration activities, as well as overcapacity in the industry.  In addition, we were impacted by harsh weather conditions in some parts of the U.S. in the early part of this year’s first quarter.

“Driven by customer demand, we anticipate fielding a fifth seismic data acquisition crew in the U.S. during the second quarter.  However, U.S. land seismic activity is still relatively weak, and the market remains competitive.  Bidding activity is steady, although the pace of contract awards continues to be slow.  Our backlog at the end of the first quarter was approximately $43 million, comprised primarily of U.S. work.

“We ended the first quarter of 2014 with approximately $15.3 million in cash and cash equivalents and $23.5 million in working capital.  We continue to maintain a strong balance sheet, low cost structure and have the operational and financial flexibility to capitalize on opportunities as they occur.”

FIRST QUARTER 2014 RESULTS

First quarter 2014 revenues were $48.8 million compared to $63.2 million in the first quarter of 2013, a 23% decrease.  TGC operated four seismic crews in the U.S. in the 2014 first quarter compared to nine crews in the U.S. in the first quarter of 2013.  In Canada, TGC operated six crews for most of the 2014 first quarter but ended the quarter with four crews.  In the first quarter of 2013, the Company operated six crews in Canada for the entire quarter.

Gross profit margin in the 2014 first quarter was 30.5 % compared to 31.6% for the first quarter of 2013.  As a percentage of revenues, cost of services was 69.5% compared to 68.4% a year ago.  Selling, general and administrative expenses (“SG&A”) were $2.6 million compared to $2.4 million in the first quarter of 2013.  SG&A as a percentage of revenues was 5.4% compared to 3.8% a year ago.  Depreciation and amortization expense in the first quarter was $5.1 million compared to $6.7 million a year ago, which as a percentage of revenue was 10.4% and 10.6%, respectively.  First quarter 2014 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was $12.3 million compared to $17.6 million in the first quarter of 2013.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, April 28, 2014 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.   To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 12, 2014.  To access the replay, dial 303-590-3030 using a pass code of 4678205#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. We use words such as “may,” “can,” “could,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “target,” “continue,” “plan” and “budget” to identify forward-looking statements.  There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, economic conditions and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenue	$48,801,423	$63,204,413

Cost and expenses
Cost of services	33,913,898	43,232,641
Selling, general and administrative expense	2,614,665	2,380,541
Depreciation and amortization expense	5,075,382	6,686,369
	41,603,945	52,299,551

Income from operations	7,197,478	10,904,862

Interest expense	181,572	319,706

Income before income taxes	7,015,906	10,585,156

Income tax expense	2,736,203	4,233,684

NET INCOME	$4,279,703	$6,351,472

Earnings per common share:
Basic	$0.19	$0.29
Diluted	$0.19	$0.29

Weighted average number of common shares outstanding:
Basic	21,956,067	21,722,855
Diluted	22,059,551	22,186,333

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2013 to shareholders of record as of April 30, 2013.

The statement of operations reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	March 31,	December 31,
	2014	2013
	(Unaudited)

Cash and cash equivalents	$15,292,842	$16,130,374
Receivables (net)	39,402,759	10,742,412
Prepaid expenses and other	2,235,904	8,030,556
Current assets	56,931,505	34,903,342
Other assets (net)	285,216	291,000
Property and equipment (net)	57,561,894	63,107,196
Total assets	$114,778,615	$98,301,538

Current liabilities	$33,448,633	$17,195,179
Long-term obligations	5,409,212	7,384,819
Long-term deferred tax liability	4,018,378	4,590,739
Shareholders’ equity	71,902,392	69,130,801
Total liabilities & equity	$114,778,615	$98,301,538

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended
	March 31,
	2014	2013

Net income	$4,279,703	$6,351,472
Depreciation and amortization expense	5,075,382	6,686,369
Interest expense	181,572	319,706
Income tax expense	2,736,203	4,233,684

EBITDA	$12,272,860	$17,591,231

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